UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

ENTRX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
December 18, 2006
____________________

Notice is hereby furnished to the shareholders of Entrx Corporation, a Delaware corporation (“Entrx”), of record as of the close of business on November 9, 2006, of the Annual Meeting of shareholders thereof, to be held at 10:00 a.m. on December 18, 2006, at the offices of Entrx, at 800 Nicollet Mall, Minneapolis, Minnesota, for the following purposes:

1.	To elect the members of the Board of Directors of Entrx;

2.	To consider and vote on a proposal to amend Entrx’s Restated and Amended Certificate of Incorporation to effect a reverse stock split, followed by a forward stock split, of Entrx’s common stock; and

3.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record as of the close of business on November 9, 2006, or their legal representatives, are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

A Proxy, Proxy Statement and the 2005 Annual Report on Form 10-KSB. are enclosed herewith. You are requested to complete and sign the Proxy, which is being solicited by the Board of Directors and management of Entrx Corporation, and to return it in the envelope provided.

By Order of the Board of Directors /s/ Peter L. Hauser Chief Executive Officer and Chairman of the Board

November __, 2006

TABLE OF CONTENTS

VOTING INFORMATION	1

ELECTION OF DIRECTORS	5
General	5
Information Concerning Nominees	5
Information Concerning Directors Not Standing for Re-Election	7
Meetings of Board of Directors	8

PROPOSAL TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF ENTRX CORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF ENTRX'S COMMON STOCK	8
Summary	8
Effect on Shareholders	9
Reasons for the Reverse/Forward Split	10
Structure of the Reverse/Forward Split	11
Background and Purpose of the Reverse/Forward Split	13
Effect of the Reverse/Forward Split on Entrx Shareholders	14

COMMITTEES OF BOARD OF DIRECTORS	20
Director Compensation	22

EXECUTIVE OFFICERS	22
Information Concerning Non-Director Executive Officers	22
Summary Compensation Table	23
Option Grants in Last Fiscal Year	24
Aggregated Option Exercises and Year-End Option Values	25
Equity Compensation Plan Information	25
Compensation Committee Report	26

CERTAIN TRANSACTIONS	28
Loan to Affiliate of Wayne W. Mills	28
Share Ownership of Officers and Directors and Director Nominee	29
Share Ownership of Certain Beneficial Owners	30
Reporting Under Section 16(a) of the Securities Exchange Act of 1934	32

AUDIT COMMITTEE REPORT	32

INDEPENDENT AUDITORS	33
Auditors	33
Audit Fees	34
Audit-Related Fees	34
Tax Fees	34
All Other Fees	34
Approval by Audit Committee	34

CODE OF ETHICS	35

SHAREHOLDER PROPOSALS	35

ENTRX CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

PROXY STATEMENT
2006 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Entrx Corporation (hereinafter referred to as “Entrx” or “we”), in connection with the solicitation by the Board of Directors of Entrx of proxies to be voted at the annual meeting of Entrx shareholders (the “Meeting”), to be held at 10:00 a.m. on December 18, 2006 at the offices of Entrx at 800 Nicollet Mall, Minneapolis, Minnesota. This Proxy Statement and the accompanying form of Proxy (the “Proxy”) were first mailed on approximately November __, 2006 to the shareholders of record of Entrx as of the close of business on November 9, 2006.

VOTING INFORMATION

Who is entitled to vote?

The holders of common stock of Entrx who are shareholders of record on November 9, 2006, may vote at the Meeting. As of November 9, 2006, there were 8,001,147 shares of Entrx's common stock outstanding.

What are you voting on?

At the Meeting, the following matters will be voted on:

•	The election of four members of the Board of Directors (the “Board”) of Entrx.

•	A proposal to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse stock split, followed by a forward stock split, of Entrx’s common stock.

•	Other matters incident to the conduct of the Meeting.

How does the Board recommend you vote on the proposals?

The Board recommends that you vote your shares FOR the election of each of Entrx's nominees for director.

The Board recommends that you vote your shares FOR the proposed amendments to Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse, followed by a forward, stock split of Entrx’s common stock.

Who will be soliciting your vote?

The Board is soliciting your vote by mail through this Proxy Statement. However, your vote may also be solicited in person or by telephone by directors, officers or employees of Entrx. Brokers/dealers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Entrx’s common stock, and will be reimbursed for their expenses in connection with that activity. The cost of all of this solicitation is being paid for by Entrx.

How can you vote?

If you hold your shares as a shareholder of record, you can vote in person at the Meeting or you can vote by mail. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street name shareholder.” If you are a street name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

How do you vote by mail?

You can vote by mail by following the instructions on the accompanying form of Proxy, signing the Proxy, and mailing it to the address noted on the Proxy or by using the accompanying envelope provided for that purpose. The persons named as proxies on the Proxy will vote your shares in accordance with your instructions. If you sign and submit your Proxy without giving instructions, the proxies named on the Proxy will vote your shares as recommended by the Board of Directors.

How can you revoke your Proxy?

If you are a shareholder of record, you can revoke your Proxy by:

•	Submitting a new Proxy;

•	Giving written notice before the meeting to Entrx's Secretary, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, stating that you are revoking your Proxy; or

•	Attending the Meeting and voting your shares in person.

Merely attending the meeting without voting will not revoke your Proxy.

If you are a street name shareholder, you may revoke your Proxy only as instructed by the bank, broker or other nominee holding your shares.

How do you sign the Proxy?

Sign your name exactly as it appears on the Proxy. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign the Proxy, not the minor or other beneficiary.

If the shares are held in joint ownership, both owners should sign the Proxy. If, however, only one of the owners signs, that Proxy (referred to as the “first Proxy”) will be counted, unless one or more of the other owners signs a Proxy or casts a vote which is in conflict with the first Proxy, in which case the vote of the majority of the owners in interest shall be entitled to vote or give authority to vote all of the shares. If more than one owner votes, but the vote is evenly split on an issue, the shares may be voted proportionately; that is, one-half of the shares may be voted on one side of the issue, and the other half on the other side.

What does it mean if you receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each Proxy you receive to ensure all your shares are voted.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Meeting. Abstentions and broker non-votes (as described below) are counted as present for establishing a quorum.

How can you cast your vote for directors?

You may cast your vote for any nominee as a member of the Board of Directors two ways. You may cast one vote for each share you own for each nominee, or you may cumulate your votes. In order to cumulate your votes, you would multiply the number of directors to be elected (four in this case) by the number of shares you own. This is the total (or cumulative) number of votes you can exercise. You may then cast this cumulative number of votes for one nominee, or distribute those votes among two or more nominees in any proportion you desire. In an uncontested election there is normally no need to cumulate votes.

How many votes are needed for approval of each proposal?

Persons nominated to be a member of the Board of Directors are elected by a plurality. That is, since there are four directorships established by the Board of Directors, those four nominees who receive the greatest number of votes will be elected as members of the Board of Directors, regardless of whether they receive the affirmative vote of the shareholders owning a majority of the shares of common stock present in person or by proxy. In an uncontested election, the plurality requirement is not a factor.

Approval of the proposal to amend Entrx’s Restated and Amended Certificate of Incorporation in order to effect a reverse, followed by a forward, stock split of Entrx’s common stock, requires the affirmative vote of the holders of a majority of the outstanding shares of Entrx’s common stock.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a Proxy that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions.

How can you attend the Meeting?

If you are a shareholder of record on November 9, 2006, you can attend the meeting by presenting acceptable identification at the Meeting. If you are a street name shareholder you may attend the meeting by presenting acceptable identification along with evidence of your beneficial ownership of Entrx common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Four persons, three of whom are currently members of Entrx's Board of Directors, are being nominated for election at the Meeting. Unless otherwise directed, it is the intention of those persons named as proxies in the accompanying form of Proxy to vote for the election of Joseph M. Caldwell, Peter L. Hauser, E. Thomas Welch and John P. Hupp as the members of Entrx's Board of Directors. Each nominee is being nominated for a term which will end with the next annual meeting of Entrx's shareholders.

Information Concerning Nominees

The name, initial year of service as a director, age and respective office with Entrx of each nominee as a director of Entrx as of the date of this Proxy Statement, are as follows:

Name	Director Since	Age	Position

Peter L. Hauser	2004	65	Chairman of the Board President, Chief Executive Officer and Director

Joseph M. Caldwell(1)	2002	38	Director

E. Thomas Welch(2)	2004	68	Director

John P. Hupp	n/a	47	Director

(1)	Member of the Audit and Stock Option Committees since March 2003, Nominating Committee since April 2004, and Compensation Committee since December 2004.
(2)
Member of the Audit, Compensation, Nominating and Stock Option Committees since December 2004. Mr. Welch, who is an independent director, will serve on Entrx’s Audit Committee as a financial expert following his election to the Board of Directors.

The business experience, principal occupations and directorships in publicly-held companies for the persons nominated to be directors of Entrx are set forth below.

Peter L. Hauser has been the president and chief executive officer of Entrx Corporation since October 2004, and devotes approximately one-third of his working time to such office. Mr. Hauser is a founder, and has been the principal owner and chairman of the board of directors, of Health Care Financial Solutions, Inc., since March 2003. Health Care Financial Solutions, Inc., with its office in St. Paul, Minnesota, is engaged in the development and marketing of a health care claims administration software system for use by third-party health care plan administrators. Mr. Hauser was an account executive at Feltl & Company, a Minneapolis, Minnesota securities brokerage firm, from April 2003 until June 2003. From 1977 through April 2003, Mr. Hauser was employed at Equity Securities Trading Co., Inc., a Minneapolis, Minnesota-based securities brokerage firm (now known as The Oak Ridge Financial Group, Inc.), where he acted as a vice president and a principal beginning in 1993. From 1993 until 2003, Mr. Hauser was a member of the board of directors of GelStat Corp. (OTCBB: GSAC.OB), (formerly called “Developed Technology Resources, Inc.”), which was previously engaged in various enterprises in the former Soviet Union, including the distribution of airport security equipment and the manufacture and distribution of dairy products and snack foods. By 2003, GelStat had disposed of all of its assets relating to its former Soviet Union enterprises, and began engaging in the domestic production and distribution of over-the-counter, non-prescription health care products.

Joseph M. Caldwell is a founder, and has been a member of the board of directors of Marix Technologies, Inc. since May 2000. From May 2000 through April 2002, and since February 2003, Mr. Caldwell was and has been the chief executive officer of Marix. Marix is a privately held company based in Minneapolis, Minnesota that develops and markets software designs to facilitate and control offsite access to software applications and access to information. Mr. Caldwell was the founder, and has been a member of the board of directors of US Internet Corporation, since March 1995. From March 1995 to May 2000, and beginning again in April 2002, Mr. Caldwell was a chief executive officer of US Internet Corporation, which is a Minneapolis-based privately held Internet service provider, with service in over 1,300 cities nationwide and over 110 cities internationally. In June 1998, he co-founded Net Lifestyles, Inc., and has served as co-chairman of the board of directors from June 1998 to the present. Net Lifestyles is a privately held direct sales company marketing websites, e-commerce solutions, and Internet access to individuals and small businesses.

E. Thomas Welch has been the president of BNC National Bank at its Minneapolis, Minnesota office, since April 2005. BNC National Bank, with corporate offices in Phoenix, Arizona, conducts banking business through 21 banks located in North Dakota, Minnesota and Arizona. Mr. Welch was a Managing Director of the U. S. Trust Company, at its Minneapolis, Minnesota office, from April 2001 until March 2005, where he was primarily responsible for financial, risk management, compliance and fiduciary matters. U.S. Trust Company was engaged nationally in the trust, asset management, investment and banking business. From 1984 until April 2001, Mr. Welch was employed by Resource Trust Company, in Minneapolis, Minnesota, where he acted as the president from 1988 to April 2001, in charge of private banking, trust investment and corporate matters. Resource Trust Company and its principal affiliated companies were acquired by U.S. Trust Company in April 2001. Mr. Welch has a Bachelor’s degree in accounting and a J.D. degree in law.

John P. Hupp, a nominee as a director, has been the President of GelatCo, LLC since June 2006. GelatCo, with offices in Minnetonka, Minnesota, manufactures and markets high-end Italian ice cream and sorbet for sale in supermarkets and restaurants and to retail customers, in the Minneapolis/St. Paul metropolitan area under the brand name  Caruso’s. From August 2002 until March 2006, Mr. Hupp was President of Hangers America, LLC, with offices in Eagan, Minnesota. Hangers America, LLC engaged in the franchising of commercial cleaning businesses which utilize an environmentally friendly, liquid carbon dioxide-based dry-cleaning system manufactured and developed by its parent, Cool Clean Technologies, Inc. From January 2001 to August 2002, Mr. Hupp was the manager of the Telemetry division of Chart Industries, Inc., in Burnsville, Minnesota, which was engaged in the development and commercialization of a telemetry and business routing system for the distribution of industrial gases. Mr. Hupp was employed by Developed Technology Resource, Inc. (now known as GelStat Corp.) from June 1993 until January 2001, first as director of legal affairs until June 1995, then as President. Developed Technology Resource, Inc. was engaged in various enterprises in the former Soviet Union, including the distribution of airport security equipment and the manufacture and distribution of dairy products and snack foods. Mr. Hupp has a J.D. degree in law.

Information Concerning Directors Not Standing for Re-Election

Kenneth W. Brimmer, who has been a member of Entrx’s Board of Directors since February 2002, determined not to seek re-election as a member of Entrx’s Board of Directors. Mr. Brimmer became a member of Entrx’s Compensation Committee and Nominating Committee since February 2002, Entrx’s Audit Committee since June 2002, and Entrx’s Stock Option Committee since September 2002. Mr. Brimmer, an independent director, will serve on Entrx’s Audit committee as its financial expert until the Annual Meeting.

Mr. Brimmer has been the owner and chief manager of Brimmer Company, LLC, a private investment company, since December 2001. Mr. Brimmer has been the chief executive officer of STEN Corporation (Nasdaq-SC: STEN), since September 2003, and has served as a member of its board of directors since February 1998 and as chairman of its board of directors since March 2000. STEN Corporation, with offices in Minneapolis, Minnesota, provides contract manufacturing services and owns and operates drive-through restaurants under the name “Burger Time.” At the request of Entrx’s Board of Directors, Mr. Brimmer acted as the chief executive officer and chairman of the board of directors of VioQuest Pharmaceuticals, Inc. (formerly Surg II, Inc. and Chiral Quest, Inc.) (OTCBB: VQPH.OB), from May 2002 until February 2003. VioQuest Pharmaceuticals, Inc. was a 90%-owned Entrx subsidiary during that period, until October 2003. He continued to serve as a board member at VioQuest Pharmaceuticals, Inc. until December 2005. Mr. Brimmer was the chief executive officer and chief financial officer of Active IQ Technologies, Inc. from March 2000 until December 2001, and acted as chairman of its board of directors until June 2003. Active IQ Technologies, Inc. was engaged in providing accounting software services in Minnetonka, Minnesota, and is now in the precious metals exploration business under the name Wits Basin Precious Metals, Inc. (OTCBB: WITN.OB). Mr. Brimmer is also a member of the board of directors of Landings Restaurants (NYSE: LNY) and Hypertension Diagnostics (OTCBB: HDII.OB) and is chairman of the Board of Directors of Spectre Gaming, Inc. (OTCBB: SGMG).

Meetings of Board of Directors

During the year ended December 31, 2005, the Board of Directors held six meetings, and did not take any action by unanimous written consent. Each member of the Board of Directors was present for more than 75% of the meetings, except for E. Thomas Welch, who attended four of the six meetings.

Management recommends a vote in favor of each of the proposed nominees listed above, and the proxies will be voted in favor of such proposed nominees or as otherwise directed.

PROPOSAL 2.

PROPOSAL TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF
INCORPORATION OF ENTRX CORPORATION TO EFFECT A REVERSE STOCK
SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF ENTRX'S
COMMON STOCK

Summary

The Board of Directors has authorized, and recommends for your approval a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split of Entrx’s Common Stock;

The proposed transaction is comprised of a reverse stock split (the "Reverse Split") pursuant to which each 500 shares of Common Stock registered in the name of a shareholder at the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the "Forward Split") pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 500 shares of Common Stock. As permitted under Delaware law, shares of Common Stock that would be converted into less than one share in the Reverse Split will instead be converted into the right to receive a cash payment as described below (we refer to the Reverse Split, the Forward Split and these cash payments, collectively, as the "Reverse/Forward Split"). However, if a registered shareholder holds 500 or more shares of Common Stock in his or her account at the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split.

The Board will have the discretion to determine if and when to effect the Reverse/Forward Split, if approved by the shareholders, and reserves the right to abandon such transaction even if approved by the shareholders (see "Reservation of Rights"). We expect that, if shareholders approve and the Board elects to implement the Reverse/Forward Split, the Reverse/Forward Split would be consummated within one year of the date of the Annual Meeting. If the Board determines to implement the Reverse/Forward Split transaction approved by the shareholders, Entrx will publicly announce its decision in a near-simultaneous press release and Form 8K filing with the Securities and Exchange Commission prior to the effective date of the Reverse/Forward Split. The press release and Form 8K filing will set forth the cash-out price per share.

Entrx believes that the Reverse/Forward Split will result in significantly reduced shareholder record keeping and mailing expenses for Entrx and provide holders of fewer than 500 shares with an efficient, cost-effective way to cash-out their investments.

In determining whether to implement the Reverse/Forward Split transaction following shareholder approval, the Board will consider factors such as (1) the then prevailing trading price and trading volume for the Common Stock and the anticipated impact of the Reverse/Forward Split on the trading market for the Common Stock; (2) the availability and cost of funds required to make the cash payments to shareholders with small holdings whose shares are to be converted into the right to receive cash pursuant to the Reverse/Forward Split, and the terms of any arrangements that Entrx may enter into to raise those funds; (3) other transactions that Entrx might be considering; and (4) prevailing general market and economic conditions.

If approved by shareholders and implemented by the Board, the Reverse/Forward Split will become effective on such date as may be determined by the Board, within 30 days after the press release and Form 8K filing of the implementation of the Reverse/Forward Split, upon the filing of the necessary amendments to Entrx's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"). The form of proposed amendments to Entrx's Restated Certificate of Incorporation necessary to effect the Reverse/Forward Split are attached to this Proxy Statement as Appendix A. The highlights of the Reverse/Forward Split are as follows.

Effect on Shareholders

If approved by shareholders at the Annual Meeting and implemented by the Board, the Reverse/Forward Split will affect Entrx shareholders as follows:

Shareholder before completion of the Reverse/Forward Split	Net effect after completion of the Reverse/Forward Split

Registered shareholders holding 500 or more shares of Common Stock.	None.

Registered shareholders holding fewer than 500 shares of Common Stock.	Shares will be converted into the right to receive cash (see "Determination of Cash-out Price" at page ).

Shareholders holding Common Stock in street name through a nominee (such as a bank or broker).
Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Reasons for the Reverse/Forward Split

The Board recommends that shareholders approve the Reverse/Forward Split transaction described herein for the following reasons. These, and other reasons, are described in detail under "Background and Purpose of the Reverse/Forward Split" below.

Issue	Solution

Entrx has a large number of shareholders. Specifically, of the approximately 4,680 shareholders, approximately 3,800 own less than 500 shares and approximately 2,500 own less than 100 shares. Continuing to maintain accounts for these shareholders, including costs associated with required shareholder mailings, will cost Entrx at least $15,000 per year.
The Reverse/Forward Split will reduce the number of shareholders which own relatively few shares, resulting in a cost saving to Entrx.

In many cases it is relatively expensive for shareholders with fewer than 500 shares to sell their shares on the open market.
The Reverse/Forward Split cashes out shareholders with small accounts without transaction costs such as brokerage fees. However, if these shareholders do not want to cash out their holdings of Common Stock, they may purchase additional shares on the open market to increase the number of shares of Common Stock in their account to at least 500 shares, or if applicable, consolidate/transfer their accounts into an account with at least 500 shares of Common Stock.

Structure of the Reverse/Forward Split

The Reverse/Forward Split includes both a reverse stock split and a forward stock split of the Common Stock. If the Reverse/Forward Split transaction is approved by shareholders and implemented by the Board, the Reverse Split is expected to occur at 6:00 p.m. Delaware time on the Effective Date and the Forward Split is expected to occur at 6:01 p.m. Delaware time on the Effective Date. Upon consummation of the Reverse Split, each registered shareholder on the Effective Date will receive one share of Common Stock for each 500 shares of Common Stock held in his or her account at that time. If a registered shareholder holds at least 500 shares of Common Stock in his or her account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered shareholder who holds fewer than 500 shares of Common Stock in his or her account at the time of the Reverse Split (also referred to as a "Cashed-Out Shareholder") will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described below under "Determination of Cash-out Price" at page  . Immediately following the Reverse Split, all shareholders who are not Cashed-Out Shareholders will receive 500 shares of Common Stock for every one share of Common Stock they held following the Reverse Split. We intend for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as "Cashed-Out Shareholders." However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees.

In general, the Reverse/Forward Split can be illustrated by the following examples:

Hypothetical Scenario	Result

Mr. Anderson is a registered shareholder who holds 400 shares of Common Stock in his account immediately prior to the Reverse/Forward Split.
Instead of receiving a fractional share of Common Stock after the Reverse Split, Mr. Anderson's shares will be converted into the right to receive cash. If the procedure described below under "Determination of Cash-out Price" resulted in a per share price of $0.25 per share, Mr. Anderson would receive $100 ($0.25 x 400 shares).

Note: If Mr. Anderson wants to continue his investment in Entrx, he can, prior to the Effective Date, buy at least 100 more shares and hold them in his account with the 400 shares he already has, giving him 500 shares. Mr. Anderson would have to act far enough in advance of the Reverse/Forward Split so that the purchase is completed and the additional shares are credited in his account by the close of business (eastern standard time) on the Effective Date.

Ms. Smith has two separate record accounts. As of the Effective Date, she holds 300 shares of Common Stock in one account and 400 shares of Common Stock in the other. All of her shares are registered in her name only.

As described above, Ms. Smith will receive cash payments equal to the cash-out price of her Common Stock in each record account instead of receiving fractional shares. Assuming a hypothetical cash-out price of $0.25 per share, Ms. Smith would receive two checks totaling $175 (300 x $0.25 = $75; 400 x $0.25 = $100; $75 + $100 = $175).

Note: If Ms. Smith wants to continue her investment in Entrx, she can consolidate or transfer her two record accounts prior to the Effective Date into an account with at least 500 shares of Common Stock. Alternatively, she can buy at least 200 more shares for the first account and at least 100 more shares for the second account. She would have to act far enough in advance of the Reverse/Forward Split so that the consolidation or the purchase is completed by the close of business (eastern standard time) on the Effective Date.

Mr. Johnson holds 500 shares of Common Stock as of the Effective Date.	After the Reverse/Forward Split, Mr. Johnson will continue to hold all 500 shares of Common Stock.

Ms. Jones holds 1,000 shares of Common Stock in a brokerage account as of the Effective Date.
Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures. Ms. Jones should contact her nominees to ascertain the procedure being adopted by that nominee.

Background and Purpose of the Reverse/Forward Split

Entrx has a shareholder base of approximately 4,680 shareholders. This is a relatively large base for a company of our size. As of November 9, 2006, approximately 3,800 registered holders of Common Stock owned fewer than 500 shares. At that time, these shareholders represented approximately 81% of the total number of registered holders of Common Stock, but these accounts represented approximately only five percent of the total number of outstanding shares of Common Stock.

Entrx expects to benefit from a cost saving as a result of the Reverse/Forward Split. The cost of administering each registered shareholder's account is the same regardless of the number of shares held in that account. Therefore, Entrx's costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In 2006, we expect that each registered street name and shareholder will cost Entrx approximately $4.00 for transfer agent and other administrative fees as well as printing and postage costs to mail proxy materials and the annual report. We expect that these costs will only increase over time.

Moreover, the Reverse/Forward Split will provide shareholders with fewer than 500 shares of Common Stock with a cost-effective way to cash out their investments, because Entrx will pay all transaction costs in connection with the Reverse/Forward Split. Otherwise, shareholders with small holdings would likely incur brokerage fees which are disproportionately high relative to the market value of their shares if they wanted to sell their stock. The Reverse/Forward Split will eliminate these problems for most shareholders with small holdings.

In light of these disproportionate costs, the Board believes that it is in the best interests of Entrx and its shareholders to eliminate the administrative burden and costs associated with such small accounts. We expect that we will reduce the total cost of administering shareholder accounts by approximately $15,000 per year if we complete the Reverse/Forward Split.

Entrx has in the past and may in the future pursue alternative methods of reducing its shareholder base, whether or not the Reverse/Forward Split is approved and implemented, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. However, there can be no assurance that Entrx will decide to pursue any such transaction.

Effect of the Reverse/Forward Split on Entrx Shareholders

Registered Shareholders with Fewer Than 500 Shares of Common Stock:

If we complete the Reverse/Forward Split and you are a Cashed-Out Shareholder (i.e., a shareholder holding fewer than 500 shares of Common Stock immediately prior to the Reverse Split):

o	You will not receive fractional shares of stock as a result of the Reverse Split in respect of your shares being cashed out.

o	Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares. See "Determination of Cash-out Price" at page .

o
After the Reverse Split, you will have no further interest in Entrx with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a shareholder or share in Entrx's assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares, you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

o	You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split.

o
As soon as practicable after the time we effect the Reverse/Forward Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

If You Hold Book-Entry Shares:

o
Most of Entrx's registered shareholders hold their shares in book-entry form under the Direct Registration System for securities. These shareholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

o
If you are a Cashed-Out Shareholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

If You Hold Certificated Shares:

o
If you are a Cashed-Out Shareholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to Entrx's transfer agent, American Stock Transfer, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to American Stock Transfer, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

o	All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

o	You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Split.

NOTE: If you want to continue to hold Common Stock after the Reverse/Forward Split, you may do so by taking either of the following actions far enough in advance so that it is completed by the Effective Date:

(1) purchase a sufficient number of shares of Common Stock on the open market so that you hold at least 500 shares of Common Stock in your account prior to the Reverse Split; or

(2) if applicable, consolidate your accounts so that you hold at least 500 shares of Common Stock in one account prior to the Reverse Split.

Registered Shareholders with 500 or More Shares of Common Stock:

If You Hold Certificated Stock:

If you are a registered shareholder with 500 or more shares of Common Stock as of 6:00 p.m. Delaware time on the Effective Date, we will first reclassify your shares into one-five hundredth (1/500) of the number of shares you held immediately prior to the Reverse Split. One minute after the Reverse Split, at 6:01 p.m. Delaware time, we will reclassify your shares in the Forward Split into 500 times the number of shares you held after the Reverse Split, which will result in the same number of shares you held before the Reverse Split. As a result, the Reverse/Forward Split will not affect the number of shares that you hold if you hold 500 or more shares of Common Stock immediately prior to the Reverse Split. To illustrate, if we were to effect the 1-for-500 Reverse/500-for-1 Forward Split and you held 1,000 shares of Common Stock in your account immediately prior to the Reverse Split, your shares would be converted into two shares in the Reverse Split and then back to 1,000 shares in the Forward Split.

If You Hold Shares in Street Name:

Entrx intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and shareholders holding Common Stock in street name should contact their nominees.

Option and Warranty Holders:

If you hold options or warrants to purchase Entrx stock, the Reverse/Forward Split will not affect the number of shares of Common Stock you may acquire under those options or warrants.

Determination of Cash-Out Price

In order to avoid the expense and inconvenience of issuing fractional shares to shareholders who hold less than one share of Common Stock after the Reverse Split, under Delaware state law Entrx may either arrange for the sale of these fractional shares or pay cash for their fair value. If shareholders approve the proposal at the Annual Meeting and the Reverse/Forward Split is completed, Entrx will pay cash for the fractional shares based on the trading value of the Common Stock that is cashed out. The Cashed-Out Shareholders will receive a cash payment in consideration of the shares they held immediately prior to the Reverse Split in accounts with fewer than 500 shares of common stock. This cash-out payment will be an amount per share equal to the average daily closing price per share of the Common Stock quoted on the OTC market as reported by “bigcharts.com” for the period of twenty consecutive trading days ending on the day prior to our press release and Form 8K filing with the Securities and Exchange Commission, announcing the Board’s decision to implement the Reverse/Forward Split, and setting forth the cash-out price per share based upon the forgoing formula.

Effect of the Reverse/Forward Split on Entrx

The Reverse/Forward Split will not affect the public registration of the Common Stock under the Securities Exchange Act of 1934.

The number of shares of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. On November 9, 2006, there were 8,001,147 shares of Common Stock issued and outstanding. On the other hand, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by the Cashed-Out Shareholders immediately prior to the Reverse Split.

The total number of shares that will be cashed-out and the total cash to be paid by Entrx are unknown at this point in time. Also, we do not know what the cash-out price per share of Common Stock will be. However, by way of example, if the Reverse/Forward Split had been completed as of November 9, 2006, when the cash-out price per share of the Common Stock was $_______, then the cash payments that would have been issued to Cashed-Out Shareholders, including both registered and street name holders, would have been approximately $_______. The actual amounts will depend on the number of Cashed-Out Shareholders on the Effective Date, which may vary from the number of such shareholders on November 9, 2006.

The par value of the Common Stock will remain at $.01 per share after the Reverse/Forward Split.

Stock Certificates

The Reverse/Forward Split will not affect any certificates representing shares of Common Stock held by registered shareholders owning 500 or more shares of Common Stock immediately prior to the Reverse Split. Old certificates held by any of these shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

Any Cashed-Out Shareholder with share certificates will receive a letter of transmittal after the Reverse/Forward Split is completed. These shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Entrx's transfer agent, American Stock Transfer, before they can receive cash payment for those shares.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences to Entrx and shareholders resulting from the Reverse/Forward Split. This summary is based on U.S. federal income tax law existing as of the date of this Proxy Statement, and such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to: shareholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets under the Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Split will be treated as a tax-free "recapitalization" for federal income tax purposes. Accordingly, the Reverse/Forward Split will not result in any material federal income tax consequences to Entrx.

Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out by the Reverse/Forward Split:

If you (1) continue to hold Common Stock immediately after the Reverse/Forward Split, and (2) receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Reverse/Forward Split.

Federal Income Tax Consequences to Cashed-Out Shareholders:

If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Reverse/Forward Split, as explained below.

Shareholders Who Exchange All of Their Common Stock for Cash as a Result of the Reverse/Forward Splits

If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) do not continue to hold any Common Stock immediately after the Reverse/Forward Split, and (3) are not related to any person or entity which holds Common Stock immediately after the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold Common Stock immediately after the Reverse/Forward Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

o
"Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in Entrx resulting from the Reverse/Forward Split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test. In consultation with your own tax advisor, you should determine whether that Internal Revenue Service ruling would, or would not, apply given your particular facts and circumstances.

o
"Substantially Disproportionate Redemption of Stock." The receipt of cash in the Reverse/Forward Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Reverse/Forward Split.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of Entrx's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.
Shareholders Who Both Receive Cash and Continue to Hold Common Stock Immediately After the Reverse/Forward Splits

If you both receive cash as a result of the Reverse/Forward Split and continue to hold Common Stock immediately after the Reverse/Forward Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Common Stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse/Forward Split. In determining whether you continue to hold Common Stock immediately after the Reverse/Forward Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Reverse/Forward Split will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Reverse/Forward Split, increased by any gain recognized in the Reverse/Forward Split, and decreased by the amount of cash received in the Reverse/Forward Split.

Any gain recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "Shareholders who Exchange all of their Common Stock for Cash as a Result of the Reverse/Forward Split.") In applying these tests, you may possibly take into account sales of shares of Common Stock that occur substantially contemporaneously with the Reverse/Forward Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Entrx's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

The preceding summary was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalties. It is intended to provide general information in support of the Board of Directors’ recommendation to effect the Reverse/Forward Stock Split. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Reverse/Forward Split, in light of your specific circumstances.

Appraisal Rights

Shareholders do not have appraisal rights under Delaware state law or under Entrx's Restated and Amended Certificate of Incorporation or By-laws in connection with the Reverse/Forward Split.

Reservation of Rights

We reserve the right to abandon the Reverse/Forward Split without further action by our shareholders at any time before the filing of the necessary amendments to Entrx's Restated and Amended Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse/Forward Split has been authorized by our shareholders at the Annual Meeting, and by voting in favor of the Reverse/Forward Split you are expressly also authorizing us to determine not to proceed with the Reverse/Forward Split if we should so decide.

The Board of Directors Recommends That You Vote for the Proposals to Amend the Restated and Amended Certificate of Incorporation of Entrx Corporation to Effect the Reverse/Forward Stock Split.

COMMITTEES OF BOARD OF DIRECTORS

Audit Committee. The Audit Committee has the authority and responsibilities set forth in Entrx’s Audit Committee Charter (the “Charter”) originally adopted in 2001 and amended in April 2004. Under the Charter, the Audit Committee has the authority and responsibility of (i) reviewing audited annual consolidated financial statements, and reports and consolidated financial statements submitted to any governmental body or disclosed to the public; (ii) consulting with Entrx's independent registered auditors on various audit and financial personnel issues, including questions of independence, disagreement between the auditors and Entrx's financial personnel, reviewing of internal financial controls; (iii) recommending to the Board of Directors the engagement of independent registered accountants to audit the consolidated financial statements of Entrx, and reviewing the performance of such accountants; (iv) reviewing and considering the appropriateness of accounting principles or practices applied to Entrx's consolidated financial statements; and (v) reviewing Entrx's financial personnel and organization. Kenneth W. Brimmer, a member of the Audit Committee, has been determined to be the audit committee financial expert. E. Thomas Welch, another member of the Audit Committee, will be the Audit Committee’s financial expert after the Annual Meeting if re-elected as a director. Each member of the Audit Committee is independent as that term is defined in Rule 4200 of the National Association of Securities Dealers, Inc. The Audit Committee held four meetings during the year ended December 31, 2005.

Compensation Committee. The Compensation Committee, which consists solely of non-employee directors, has the obligation to adopt policies applicable to the establishment and the compensation of Entrx's executive officers, and has authority to consider and recommend to the Board of Directors the salaries, bonuses, share options, and other forms of compensation of those executive officers. The Compensation Committee held one meeting during the year ended December 31, 2005.

Nominating Committee. Entrx's Nominating Committee was initially established by resolution of the Board of Directors in February 2002. The Board of Directors expanded and revised the duties of the Nominating Committee by resolutions adopted in April 2004. The Nominating Committee is charged with the responsibility to seek out and consider the qualifications of new candidates and incumbents for election as members of our Board of Directors, and to recommend to the Board of Directors those persons it believes would be suitable candidates for election or, in the case of a vacancy, appointment, as members of our Board of Directors. The full Board of Directors nominates persons to be members of the Board of Directors, after considering the recommendation of the Nominating Committee. The Nominating Committee has no charter, and did not meet in 2005, as there was no meeting of the shareholders held in that year. Each member of the Audit Committee is independent as that term is defined in Rule 4200 of the National Association of Securities Dealers, Inc.

The Nominating Committee met with respect to the Meeting, and recommended the re-election of Peter L. Hauser, Joseph M. Caldwell and E. Thomas Welch. Also recommended to be nominated as a director was John P. Hupp, who was introduced to the Nominating Committee by Mr. Hauser. Mr. Hauser was previously acquainted with Mr. Hupp when Mr. Hupp was an officer and director of a company of which Mr. Hauser was also a director. The Board of Directors adopted the recommendations of the Nominating Committee.

We have found it to be difficult to find suitable candidates who would be willing to serve as a member of the Board of Directors of a small company such as ours. We are looking for candidates with a good business background, preferably with some experience in starting or growing, and running a business. We would also favorably entertain a candidate with a good financial background, either as a chief financial officer or chief executive officer of another company, or by reason of education and experience in accounting. We would exclude any candidate who had any criminal record, or a background which exhibited any illegal or unethical activities, or questionable business practices.

Shareholders are encouraged to send the resumes of persons they believe would be suitable candidates to E. Thomas Welch, Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402. Along with the resume of the proposed candidate, please have the candidate provide a written consent to serve as a member of our Board of Directors if so elected, or to acknowledge in writing that he or she would like to be considered for nomination.

Shareholders are encouraged to submit the names of proposed candidates at any time throughout the year. We will not likely be able to consider any candidate submitted to us for inclusion in our proxy statement for the annual meeting to be held in 2007, after January 31, 2007.

Stock Option Committee. Entrx’s Stock Option Committee was established by resolutions adopted by the Board of Directors in September 2002. The Stock Option Committee, which consists solely of independent members, has the authority to grant options to purchase common stock of Entrx to employees and members of the Board of Directors. In granting options to non-executive officer employees, the Stock Option Committee generally considers the recommendation of management. The Stock Option Committee works closely with, and considers the recommendations of, the Compensation Committee in cases involving the granting of stock options to executive officers of Entrx. The Stock Option Committee met on one occasion in the year ended December 31, 2005, to grant options for 10,000 shares to each of the four members of the Board of Directors, and for 15,000 shares to one of those directors as an inducement to serve on the Board of Directors, all of which are exercisable at $0.55 per share.

Director Compensation

In March 2002, the Board of Directors established a plan whereby each member of Entrx's Board of Directors would receive a stock option for 10,000 shares of Entrx's common stock in January of each year, at the then fair market value of the shares. In furtherance of such plan on January 3, 2005, the Stock Option Committee granted options to each of Kenneth W. Brimmer, E. Thomas Welch and Joseph M. Caldwell to purchase 10,000 shares of Entrx’s common stock at $0.55 per share, which was the fair market value of those shares as reported on the Nasdaq Market System as of that date. As an inducement to his joining the Board of Directors, we granted an option to E. Thomas Welch on January 3, 2006, to purchase 15,000 shares of Entrx common stock at $0.55 per share. All options are fully vested and were granted under Entrx’s 2000 Omnibus Stock Option and Incentive Plan, as amended in 2002, which plan and amendment were approved by Entrx’s shareholders.

In 2006, no options or purchase Entrx’s common stock were granted. On June 7, 2006, however, the Board of Directors authorized the issuance of 10,000 shares of Entrx’s common stock to each of its four directors. The price of Entrx’s common stock based upon transactions on the over-the-counter market on June 7, 2006 was $0.16 per share.

EXECUTIVE OFFICERS

Information Concerning Non-Director Executive Officers

The names, ages, positions and business experience of Entrx's non-director executive officers, as of the date of this Proxy Statement, are as follows:

Name	Age	Position

Brian D. Niebur	43	Treasurer and Chief Financial Officer

John J. Macias	60	President of Metalclad Insulation Corporation

Brian D. Niebur has been employed part time by Entrx as its treasurer and chief financial officer since February 2002. At the request of Entrx’s Board of Directors, from May 2002, until February 2003 Mr. Niebur served as chief financial officer and a member of the Board of Directors of Chiral Quest, Inc. (formerly Surg II, Inc.) (OTCBB: CQST). Chiral Quest, Inc. was a 90%-owned subsidiary of Entrx until Entrx’s shares of Chiral Quest, Inc. were spun out to Entrx’s shareholders in October 2002. Mr. Niebur has a Bachelor of Arts degree in accounting and has passed all sections of the examination for certified public accountants. Since July 2000, Mr. Niebur has acted as a vice president and controller for Wyncrest Capital, Inc. in Minneapolis, Minnesota, a privately held venture capital firm. Mr. Niebur’s primary duties for Wyncrest Capital, Inc. have been to act as chief financial officer and a director for Spectre Gaming, Inc. (OTCBB: SGMG), in which Wyncrest Capital, Inc. has made an equity investment, from January 2003 until November 2005. Spectre Gaming, Inc. is engaged in the business of developing and marketing electronic gaming systems for the Native American gaming market. Since January 2005, Mr. Niebur’s duties for Wyncrest Capital, Inc. have also included acting as Chief Financial Officer and Secretary of Ready Credit Corporation (Pink Sheets: RCTC). From August 1997 until July 2000, Mr. Niebur was the controller for Vital Images, Inc., a developer and marketer of medical visualization and analysis software, in Plymouth, Minnesota.

John J. Macias was elected as the President of Entrx’s wholly owned subsidiary, Metalclad Insulation Corporation, on April 14, 2004. Mr. Macias had been employed by Metalclad Insulation Corporation since February 1971, in various capacities. Most recently Mr. Macias supervised the labor on all projects to which Metalclad Insulation Corporation was engaged.

Summary Compensation Table

The following table sets forth certain compensation information for: (1) each person who served as the chief executive officer of Entrx at any time during the year ended December 31, 2005, regardless of compensation level, and each of the other executive officers, other than the chief executive officer, serving as an executive officer at December 31, 2005. The foregoing persons are collectively referred to in this Proxy Statement as the “Named Executive Officers.” Compensation information is shown for fiscal years 2003, 2004 and 2005.

		Annual Compensation			Long Term Compensation
Awards
Name/Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)
Peter L Hauser (1)
President and Chief Executive Officer	2005 2004 2003	75,000 15,625 -----	----- ----- -----	----- ----- -----	----- ----- -----	10,000 200,000 -----	------- ----- -----
Brian D. Niebur
Treasurer and Chief Financial Officer	2005 2004 2003	75,000 75,000 75,000	----- ----- -----	----- ----- -----	----- ----- -----	------ ------ 20,000	----- ----- -----
John M. Macias (2)
President of Metalclad Insulation Corporation	2005 2004 2003	160,000 139,022 108,150	----- ----- -----	----- ----- -----	----- ----- -----	----- ----- -----	----- ----- -----
____________________
(1)	Commenced employment on October 15, 2004, and is entitled to an annual salary of $75,000.
(2)
Mr. Macias was elected president of Entrx’s subsidiary, Metalclad Insulation Corporation, on April 14, 2004. Mr. Macias has been employed by Metalclad Insulation Corporation since 1971. His compensation for all of 2003 was as a non-officer employee. His compensation in 2004 includes compensation received as both an officer and a non-officer employee of Metalclad Insulation Corporation.

Option Grants in Last Fiscal Year

The following table provides certain information regarding options to purchase shares of Entrx's common stock granted to the Named Executive Officers during the year ended December 31, 2005.

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	Percentage of Total Options/SARs Granted to Employees in Fiscal Year 2005	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5% ($)	10% ($)
Peter L. Hauser	10,000	100%	$0.55	12/31/09	1,264	3,056
Brian D. Niebur	None	--	--	--	--	--
John J. Macias	None	--	--	--	--	--
____________________

Aggregated Option Exercises and Year-End Option Values

The following table provides certain information regarding the exercise of stock options to purchase shares of Entrx’s common stock during the year ended December 31, 2005, by the Named Executive Officers, and the fiscal year-end value of stock options held by such officers.

Name	Shares Acquired o Exercise (#)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (# (Exercisable/Unexercisable)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) (Exercisable/Unexercisable)(1)
Peter L. Hauser	None	210,000	--	$0	--
Brian D. Niebur	None	70,000	--	$0	--
John J. Macias	None	14,750	--	$0	--
____________________
(1)
Based on a fiscal year end of December 31, 2005 and a closing bid price on the OTC market of $0.18 per share on December 31, 2005. The value of in-the-money options is calculated as the difference between the fair market value of the common stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 2005, while unexercisable options refer to those options that become exercisable at various times thereafter.

Equity Compensation Plan Information

The following table sets forth as of December 31, 2005, the total number of shares of Entrx's common stock which may be issued upon the exercise of outstanding stock options and other rights under compensation plans approved by the shareholders, and under compensation plans not approved by the shareholders. The table also sets forth the weighted average purchase price per share of the shares subject to those options, and the number of shares available for future issuance under those plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,134,040(1)	$2.23	473,000
Equity compensation plans not approved by security holders	875,000(2)	$3.68	None
Total	3,009,040	$2.65 (3)	473,600
____________________
(1)
Options for 1,676,400 shares have been granted under Entrx’s 2000 Omnibus Stock Option and Incentive Plan (the “2000 Plan”) which was approved by Entrx’s shareholders. The remaining options for 457,640 shares were granted under similar plans which were previously adopted and approved by the shareholders, and which have been terminated.

(2)
Options for 100,000 shares were granted at various times from January 1996 through February 1998 to four employees (72,500) and to other persons who were not directors or employees (27,500 shares). The options are exercisable at prices ranging from $15.00 to $45.00 per share. Warrants for 775,000 shares have been issued from March 1, 2001 through December 31, 2005, to nine persons in connection with various financings, services and concessions. The warrants are exercisable at prices ranging from $0.50 to $1.50 per share, some of which are subject to price adjustments under the anti-dilution provisions of the warrants.

(3)	The prices at which all options are exercisable range from $0.50 to $45.00 per share.

Compensation Committee Report

As the Compensation Committee of Entrx Corporation (“Entrx”), it is our duty to review and recommend the compensation levels for members of Entrx's management, evaluate the performance of management and the administration of Entrx's various incentive plans.

The policies and underlying philosophy governing Entrx's compensation program are to maintain a comprehensive program that is competitive in the marketplace, provide opportunities integrating salary and stock rights to compensate short and long term performance of management, recognize and reward individual accomplishments and allow Entrx to retain seasoned executives who are essential to Entrx's success.

In determining management's compensation, this Committee evaluates management’s performance, reflected in part by Entrx’s financial performance, the time devoted to their respective duties, their experience, and the stage of development of Entrx. The Committee also takes into account such relevant external factors as general economic conditions, stock price performance, and stock market prices generally.

Management compensation has historically been composed of salary, bonuses, and options to purchase shares of Entrx’s common stock. Lately, however, as a result of the poor market performance exhibited by our common stock, and the reduced attractiveness of stock options in view of the limited liquidity of our common stock and certain new accounting rules, we have de-emphasized the use of stock options.

Bonuses may be discretionary, or based upon an established plan. No bonuses were paid to the current executive officers in 2005.

The Committee considers and recommends stock option grants to executive officers under Entrx's stock option plans. The Committee believes that stock options may provide a strong incentive to increase the value of stockholders' interests and help management focus on the long-term success of Entrx. The amount of any stock option grant is based primarily on an individual's responsibilities and position with Entrx. Individual awards of options are affected by the Committee's subjective evaluation of factors it deems appropriate, such as the assumption of responsibilities and competitive factors. Our recommendations for stock options are normally provided to Entrx’s Stock Option Committee which has the authority to grant such options. Lately, however, as a result of the poor market performance exhibited by our common stock, and the reduced attractiveness of stock options in view of the limited liquidity of our common stock and certain new accounting rules, we have de-emphasized the use of stock options. During 2005 options were granted to our chief executive officer for the purchase of 10,000 shares, at a weighted average exercise price of $0.53 per share.

Significant to the Committee's recommendations concerning executive compensation and option grants are significant events which have occurred over time as well as objectives set for the coming year. With regard to the year ended December 31, 2005, the Committee took into account the disappointing operating results and performance of the market value of Entrx’s common stock in 2005.

Dated: October 26, 2006	Compensation Committee /s/ Kenneth W. Brimmer Kenneth W. Brimmer, Chairman

CERTAIN TRANSACTIONS

Loan to Affiliate of Wayne W. Mills

Wayne W. Mills was president and chief executive officer, and a director at Entrx from February 2002 until October 2004. On December 10, 2001, prior to Mr. Mills becoming an officer or director of Entrx, Entrx (then named Metalclad Corporation) loaned Blake Capital Partners, LLC (“Blake Capital”), a Minnesota limited liability company, $1,250,000 under a non-recourse secured note (the “Note”). Blake Capital is wholly owned by Wayne W. Mills who became a director and the President of Entrx on February 13, 2002.

As security for the loan, Mr. Mills pledged 500,000 shares of Entrx's common stock, under the terms of a pledge agreement (the “Pledge Agreement”) dated as of December 10, 2001. In October 2002, Entrx spun off shares of VioQuest Pharmaceuticals, Inc. (formerly Chiral Quest, Inc.) common stock as a dividend to its shareholders, on the basis of one share of VioQuest Pharmaceuticals, Inc. common stock for each two shares of Entrx common stock held as of October 11, 2002. Prior to the dividend, VioQuest Pharmaceuticals, Inc. (then called Surg II, Inc.) was a 90% owned subsidiary of Entrx. As a result of the dividend, Mr. Mills received 250,000 shares of the common stock of VioQuest Pharmaceuticals, Inc., which were added to the 500,000 shares of Entrx’s common stock held as collateral for the loan.

To satisfy its obligations under the Note, all or a portion of the 500,000 shares of Entrx common stock, or 250,000 shares of VioQuest Pharmaceuticals, Inc. common stock, could have been sold at the direction of Blake Capital, in which case the proceeds of such sale would have been applied against the principal and interest due under the Note. The terms of the Note also provided that Blake Capital could request that the Entrx shares be cancelled, in which case they would have carried a value of $2.50 per share which would be applied against the amount due under the Note, regardless of a then lower market value. If the Note was in default, Entrx could have canceled the shares at a value of $2.50 per share, and applied the amount cancelled against the principal and interest due under the Note.

In October 2003, the independent members of Entrx’s Board of Directors, negotiated an amendment to the Note and Pledge Agreement with Blake Capital Partners and Mr. Mills, which culminated in the execution of an amendment to the Note and Pledge Agreement, which they believed to be beneficial to the Entrx. The Note as amended, is in the principal amount of $1,496,370, is with recourse to Blake Capital Partners, and now provides for an October 31, 2007 due date. Interest on the amended Note is at 2% over the prime rate established by Wells Fargo Bank, NA in Minneapolis, Minnesota, adjusted on March 1 and September 1 of each year, instead of the 12% rate established in the original Note. Interest only was payable commencing March 1, 2004, and at the end of each six-month period thereafter. The amended Note is now with full recourse to Blake. The Pledge Agreement, as amended, does not require Entrx, nor permit Blake or Mr. Mills, to cancel the shares of Entrx’s common stock, and require Entrx to apply the value of those cancelled shares at $2.50 per share, to be applied against the principal balance of the amounts due. In addition, Mr. Mills has personally guaranteed the repayment of the amended Note.

Mr. Mills was current in the payment of interest through the payment due March 1, 2006. The payment due September 1, 2006, however, was not made, and we have been informed by Mr. Mills that no payment can be expected in the foreseeable future. As a result of our review of Mr. Mills’ financial condition, as of December 31, 2004 we booked a reserve of $250,000 against the Note receivable and as of June 30, 2006 increased the reserve to $750,000. As of September 30, 2006, as a result of the non-payment of interest and other information we received from Mr. Mills, we booked an additional reserve of $521,370 against the Note receivable and wrote-off the interest receivable through June 30, 2006 of $47,515, bringing the net of the Note receivable less the reserve down to $225,000, the approximate value of the collateral securing the Note.

We entered into an agreement with Mr. Mills in September 2006, whereby he may sell some or all of the VioQuest Pharmaceuticals, Inc. common stock held as collateral, and have the proceeds of such sale applied to the principal due under the Note.

COMMON STOCK OWNERSHIP

Share Ownership of Officers and Directors and Director Nominee

The following table sets forth certain information as of October 27, 2006, with respect to the shares of common stock beneficially owned by: (i) each director and director nominee; (ii) each executive officer; and (iii) all current executive officers (regardless of salary and bonus level) and directors as a group. The address for each shareholder is 800 Nicollet Mall, Suite 2690, Minneapolis, MN 55402, except for Mr. Macias whose address is 2198 South Dupont Drive, Anaheim, CA 92806. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Outstanding Shares(8)
Peter L. Hauser	982,075(1)	11.9%
Kenneth W. Brimmer	200,000(2) (3)	2.5%
Joseph M. Caldwell	100,000(3)	1.2%
E. Thomas Welch	35,000(4)	*
John P. Hupp	60,000	*
Brian D. Niebur	70,000(5)	*
John J. Macias	14,750 (6)	*
All current executive officers and directors as a group (6 persons)	1,401,825(7)	16.4%

*	Less than 1%
(1)	Includes 260,000 shares that Mr. Hauser may acquire upon the exercise of outstanding stock options and warrants.
(2)
Includes 15,000 shares which are owned by Mr. Brimmer's Individual Retirement Account, and 15,000 shares which are owned by the Individual Retirement Account of Mr. Brimmer's spouse, and to which he disclaims any beneficial interest.

(3)	Includes 90,000 shares that each of Messrs. Brimmer and Caldwell have the right to acquire upon the exercise of outstanding stock options.
(4)	Includes 25,000 shares that Mr. Welch may acquire upon the exercise of outstanding stock options.
(5)	Includes 70,000 shares which Mr. Niebur may acquire upon the exercise of outstanding stock options.
(6)	Includes 14,750 shares which Mr. Macias may acquire upon the exercise of outstanding stock options.
(7)	Assumes that each shareholder listed exercised all options available to that person which would vest as of December 25, 2006.
(8)
The percentage of outstanding shares of common stock as shown in the table above is calculated on 8,001,147 shares outstanding, as of October 27, 2006, plus it assumes in each case that the shareholder exercised all vested options available to that person as of December, 2006.

Share Ownership of Certain Beneficial Owners

The following table sets forth the name, address, number of shares of Entrx's common stock beneficially owned, and the percentage of the outstanding shares of common stock such shares represent, of each person or group of persons, known by Entrx to beneficially own more than 5% of Entrx's outstanding common stock as of November 27, 2006. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Outstanding Shares (6)
Wayne W. Mills 5020 Blake Road Edina, MN 55436	1,770,000 (1)	22.0

Peter L. Hauser 16913 Kings Court Lakeville, MN 55044	982,075 (2)	11.9

Grant S. Kesler 3739 Brighton Point Drive Salt Lake City, UT 84121	764,335 (3)	8.9

Anthony C. Dabbene 26921 Magnolia Court Laguna Hills, CA 92653	487,200 (4)	5.8

George W. Holbrook, Jr. 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	551,615 (5)	6.9

James R. McGoogan 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	487,740 (5)	6.1

Bradley Resources Company 1157 S.W. 30th Street Suite E Box 1938 Palm City, FL 34991	476,255 (5)	5.9

(1)
Includes 400,000 shares which are owned by Blake Capital Partners, LLC, which is owned by Mr. Mills, 400,000 shares which are owned by Mr. Mills Individual Retirement Account, 50,000 shares which Mr. Mills may purchase under currently exercisable options at prices ranging from $0.50 to $2.50 per share, and 275,000 shares which are owned by Mr. Mills' spouse and to which Mr. Mills disclaims beneficial ownership. Mr. Mills has pledged 500,000 shares to secure a loan from Entrx. (See “CERTAIN TRANSACTIONS — Loan to Affiliate of Wayne Mills”).

(2)
Includes warrant to purchase 50,000 shares exercisable at $0.50 per share through February 12, 2008, 10,000 shares which Mr. Hauser may purchase under currently exercisable options at $0.55 per share, and 200,000 shares which Mr. Hauser may purchase under currently exercisable options at $0.50 per share.

(3)	Includes 620,000 shares which Mr. Kesler may purchase under currently exercisable options at prices ranging from $2.00 to $3.00 per share.
(4)	Includes 450,000 shares which Mr. Dabbene may purchase under currently exercisable options at prices ranging from $2.00 to $3.00 per share.
(5)
As reported in a Form 13-G on January 7, 2005, Messrs. Holbrook and McGoogan own 75,360 and 11,485 shares, respectively, of our common stock and are both partners of Bradley Resources Company with shared voting and dispositive power with respect to the 476,255 shares owned by Bradley Resources Company. Included in the shares owned by Mr. Holbrook is a warrant to purchase 50,000 shares, and included in the shares owned by Bradley Resources Company is a warrant for the purchase of 100,000 shares. Bradley Resources Company, Mr. Holbrook and Mr. McGoogan may be considered to be a “group” as defined under Rule 13d-5 of the Securities Exchange Act of 1934, with the power to vote and dispose of an aggregate of 563,100 shares of our common stock, or 7.0% of our common stock.

(6)
The percentage of outstanding shares of common stock shown in the table above is calculated based upon 8,001,147 shares outstanding as of the close of business November 9, 2006, plus it assumes in each case that the shareholder exercised all options available to that person that would vest within 60 days thereafter.

Reporting Under Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of Entrx, and persons who beneficially own more than 10 percent of Entrx's outstanding shares of common stock, to file initial reports of ownership and reports of changes in ownership of securities of Entrx with the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Officers, directors and persons owning more than 10 percent of Entrx's outstanding common stock are required by SEC regulation to furnish Entrx with copies of all Section 16(a) forms filed. Based solely on a review of the copies of such reports and amendments thereto furnished to or obtained by Entrx or written representations that no other reports were required, Entrx believes that during the year ended December 31, 2005, all filing requirements applicable to its directors, officers or beneficial owners of more than 10 percent of Entrx's outstanding shares of common stock were complied with.

AUDIT COMMITTEE REPORT

The following Audit Committee report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 nor incorporated by reference into any document so filed.

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management's conduct of the Company's financial reporting process. The Audit Committee reviewed and discussed with management of the Company and Virchow, Krause & Company, LLP the audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005. Management is responsible for the Company's internal controls and the financial reporting process. Virchow, Krause & Company, LLP is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee discussed with Virchow, Krause & Company, LLP the matters required by Codification of Statements on Auditing Standards No. 61. The Audit Committee also received and reviewed the written disclosures and the letter from Virchow, Krause & Company, LLP required by the Independence Standards Board Standard No. 1, and discussed with that firm its independence from the Company. The Audit Committee discussed with management of the Company and Virchow, Krause & Company, LLP such other matters and received such assurances as the Audit Committee deemed appropriate.

The Audit Committee considered the effect that provision of all other non-audit related fees may have on the independence of Virchow, Krause & Company, LLP. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of Virchow, Krause & Company, LLP as the Company's principal accountants.

Based on the foregoing review and discussions and a review of the report of Virchow, Krause & Company, LLP, and relying thereon, the Audit Committee recommended the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005.

The Audit Committee of the Board of Directors /s/ Kenneth W. Brimmer Kenneth W. Brimmer, Chairman E. Thomas Welch Joseph M. Caldwell

INDEPENDENT AUDITORS

Auditors

On April 16, 2002, upon the recommendation of the Audit Committee, Entrx engaged Virchow, Krause & Company, LLP (“Virchow Krause”), independent registered public accountants with offices in Minneapolis, Minnesota, to audit Entrx’s consolidated financial statements for 2002 and to perform other appropriate accounting services for Entrx as needed. Entrx had not previously engaged Virchow Krause on any matter. Virchow Krause was engaged directly by the Audit Committee to provide its services with respect to Entrx’s 2003, 2004 and 2005 fiscal years. All services performed by Virchow Krause in 2005 were approved by the Audit Committee.

A representative of Virchow Krause will not be present at the Annual Meeting of the shareholders to be held on December 18, 2006, will have the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

Below is a breakdown of the fees paid to Virchow Krause for services performed in 2004 and 2005. None of the fees paid to Virchow Krause under the headings Audit-Related Fees or Tax Fees were attributable to work performed by persons other than full-time permanent employees of Virchow Krause.

Audit Fees

Virchow Krause billed Entrx $57,990 and $61,100 for the annual audit of Entrx’s consolidated financial statements, and the review of Entrx’s consolidated financial statements included in Entrx’s quarterly reports on Forms 10-Q and 10-QSB filed with the Securities and Exchange Commission, for the 2004 and 2005 fiscal years, respectively.

Audit-Related Fees

Virchow Krause billed Entrx $16,510 and $6,385 for assurance and related services provided to Entrx that are not included under the caption “Audit Fee” above, and were reasonably related to the performance of its audit or review of Entrx’s financial statements for the 2004 and 2005 fiscal years, respectively. Such services were provided in connection with the review of a Form S-2 registration statement filed with the Securities and Exchange Commission (“SEC”) in April 2004, and assisting management in preparing responses to SEC comment letters direct to us in connection with such filing. The registration statement was withdrawn in 2005.

Tax Fees

Virchow Krause billed Entrx $11,010 and $14,325 for services in connection with tax compliance, tax advice and tax planning for the 2004 and 2005 fiscal years, respectively. The services billed for in 2004 and 2005 were in connection with the preparation of Entrx’s federal and state income tax returns.

All Other Fees

No other accounting services were provided or billed in 2004 or 2005.

Approval by Audit Committee

According to Entrx’s Audit Committee charter, all services provided to Entrx by its independent auditors must be approved by the Audit Committee. The Audit Committee pre-approved the engagement of Virchow Krause related to (i) the audit of the consolidated financial statements of Entrx for 2004 and 2005, and to provide its report thereon, (ii) the preparation of our 2004 and 2005 federal and state income tax returns, (iii) the review of our quarterly reports on Form 10-Q filed in 2004 and Forms 10-QSB filed in 2005, and (iv) review of a Form S-2 registration statement filing and assistance with responses to SEC comment letters on the Form S-2 filing. No other services, other than those set forth in the foregoing sentence, were performed by Virchow Krause on our behalf in 2004 or 2005.

CODE OF ETHICS

We have adopted a Code of Ethics which is intended to govern the conduct of our officers, directors and employees in order to promote honesty, integrity, loyalty and the accuracy of our financial statements. You may obtain a copy of the Code of Ethics without charge by writing us and requesting a copy, attention: Brian Niebur, 800 Nicollet Mall, Suite 26900, Minneapolis, Minnesota 55402. You may also request a copy by calling us at (612) 333-0614.

SHAREHOLDER PROPOSALS

Proposals that shareholders may wish to present at the annual meeting of Entrx's shareholders in 2007 must be received by Entrx in writing at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, 55402, prior to January 31, 2007, in order to be included in the proxy statement and form of proxy relating to that meeting.

Entrx's latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission, without the exhibits listed in the Form 10-KSB, has been furnished to each shareholder of record as of November 9, 2006, and has been furnished to nominees of street-name shareholders in sufficient quantities to be provided to all beneficial shareholders on October 26, 2006. If, however, you as a record or beneficial shareholder on the record date did not receive a copy of the Annual Report on Form 10-KSB, you may request in writing that a copy be mailed to you, making a representation (in the case of a street name shareholder) that you were a beneficial owner of Entrx's shares on the record date. Upon such request, the Form 10-KSB Annual Report will be mailed to you without charge. If you would like a copy of any of the exhibits listed in the Form 10-KSB Annual Report, we will mail you a copy upon request and upon the payment of $5.00 per document, and $0.25 per page. All requests should be made in writing and addressed to Brian Niebur, Chief Financial Officer, Entrx Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402.

A form of Proxy is enclosed for your use. Please date, sign and return the Proxy at your earliest convenience. Prompt return of your Proxy will be appreciated.

PROXY
ENTRX CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors and
Management of Entrx Corporation

The undersigned, revoking all prior proxies, hereby appoints Peter L. Hauser and E. Thomas Welch, and each or either of them, as proxies, with full power of substitution, to vote all shares of common stock of Entrx Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Entrx Corporation, to be held at the offices of the Company, Suite 2690, 800 Nicollet Mall, Minneapolis, Minnesota on December 18, 2006, at 10:00 a.m. or at any adjournment thereof, and hereby instructs said proxies to vote said shares as specified below:

1.	Election of Directors	FOR all nominees listed at right, except where I have crossed out the name of a nominee.	WITHHOLD AUTHORITY to vote for all nominees listed at right. ☐

I wish to cumulate my vote as follows:
Nominees:  Number of Votes (See Instruction below)
Peter L. Hauser ______________
Joseph M. Caldwell ______________
E. Thomas Welch ______________
John P. Hupp ______________

INSTRUCTION: If you intend to cumulate your votes in the election of directors, multiply the number of shares you own by four, and distribute that resulting number among the nominees as you choose under the column headed “Number of Votes.”

2.	Reverse/ Forward Stock Split
FOR an amendment to the Company’s Restated and Amended Certificate of Incorporation which will result in a 1-for-500 share reverse common stock split, and an amendment to the Company’s Restated and Amended Certificate of Incorporation which will be effective one minute later and result in a 500-for-1 share forward common stock split.

AGAINST: Check the box below only if you wish to vote Against such amendments.

☐

NOTE: In their discretion, the proxies are authorized to vote upon matters which are incidental to the conduct of the Annual Meeting, and upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT OF ENTRX CORPORATION AND WILL BE VOTED IN FAVOR OF THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE AND FOR THE AMENDMENTS TO THE COMPANY’S RESTATED AND AMENDED CERTIFICATE OF INCORPORATION EFFECTING A REVERSE AND FORWARD STOCK SPLIT, UNLESS OTHER INSTRUCTIONS ARE GIVEN.

Signature(s)          Dated    , 2006

Please sign exactly as your name appears hereon; if stock is held jointly, each owner must sign. When signing as executor, trustee, guardian, attorney, agent or proxy, please indicate title. Please sign, date and return this Proxy promptly.